APPENDIX A
2017 PARENT-BASED AWARD PROVISIONS
As of March 15, 2017, the Board of Directors of Protective Life Corporation (the “Company”) granted you a cash denominated award (“Parent-Based Award”) that, subject to the satisfaction of the applicable terms and conditions related to such Parent-Based Award, including, but not limited to, the satisfaction of the applicable service vesting conditions specified below, will entitle you to receive a cash amount determined in the manner described below. You have also received a Parent-Based Award Letter (“Award Letter”), which together with these 2017 Parent-Based Award Provisions (“Provisions”), constitutes your full award.
1.    Award.
(a)General Provisions. The Initial Value and the Grant Date of the Parent-Based Award are set forth in your Award Letter.
(b)Definitions. For purposes of these Provisions, the following terms shall have the following meanings:
“Board” shall mean the Board of Directors of the Company.
“Change in Control” shall mean the occurrence of one or more of the following: (i) any one person or more than one person acting as a group (as provided in Code Section 409A) other than Parent or any of its affiliates (such person or group, an “Acquiring Person”) acquires beneficial ownership of the Company's stock (within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended) that, together with stock previously held by the Acquiring Person, constitutes more than 50% of the total fair market value or more than 50% of the total voting power of the Company, or (ii) an Acquiring Person acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Acquiring Person) assets from the Company that have a total gross fair market value equal to or more than 80% of the total gross fair market value of the Company's assets immediately before such acquisition or acquisitions.
“Code” shall mean the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder.
“Committee” shall mean the Compensation and Management Succession Committee of the Board (or such other committee of the Board as the Board shall designate from time to time) or any subcommittee thereof.
“Final Parent Stock Value” shall mean the average of the closing prices of a share of common stock of Parent as reported on the Tokyo Stock Exchange for each trading day in the month of December 2019.
“Initial Parent Stock Value” shall mean the average of the closing prices of a share of common stock of Parent as reported on the Tokyo Stock Exchange for each trading day in the month of February 2017.
“Initial Value” shall mean the initial dollar value assigned to your Parent-Based Awards, as specified in your Award Letter.
“Parent” shall mean The Dai-ichi Life Insurance Company, Limited or any successor thereto.
“Parent Stock Percentage” shall mean the percentage derived from dividing the Final Parent Stock Value by the Initial Parent Stock Value.
“Participant” shall mean each person (including you) employed by the Company, or a Subsidiary, who is selected by the Committee to receive a Parent-Based Award under these Provisions.

“Subsidiary” shall mean any corporation of which the Company possesses directly or indirectly fifty percent (50%) or more of the total combined voting power of all classes of stock of such corporation and any other business organization, regardless of form, in which the Company possesses directly or indirectly fifty percent (50%) or more of the total combined equity interests in such organization.
2.    Vesting and Payment of Parent-Based Award.
(a)General Vesting Rule. Unless vested on an earlier date as provided in these Provisions, your Parent Stock-Based Award will vest on December 31, 2019, subject to your continued employment through such date.
(b)Payment of Parent Stock-Based Award. If your Parent-Based Award becomes vested in accordance with Section 2(a), it will be settled in cash following (but not later than the March 15 immediately following) the date as of which such Parent-Based Award becomes vested. The aggregate amount payable in respect of any vested Parent-Based Award shall be equal to the product of the Initial Value and Parent Stock Percentage; provided, however, that if less than 100% of your Parent-Based Award becomes vested, the amount payable shall be further multiplied by the percentage of such Parent-Based Award that has become vested.
(c)Adjustments in Respect of Parent Common Stock. If prior to December 31, 2019, there shall occur a change in the Parent's common stock as a result of a stock dividend, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, exchange of shares, warrants or rights offering to purchase such common stock at a price substantially below fair market value, or other similar event such that an adjustment is required to preserve, or to prevent enlargement of, the benefits or potential benefits made available under the plan, then the Committee or the Board shall adjust the Final Parent Stock Value so that it is equal to the value of such number of whole or fractional shares of Parent common stock or other property (including other securities or cash) as a Parent shareholder immediately prior to such event held or was entitled to receive in respect of one share of Parent common stock immediately after such an event. Any determination by the Committee or the Board as to the value of any property other than Parent common stock shall be final, binding and conclusive on all parties.
3.Change in Control. In the event of a Change in Control, all of your Parent-Based Award will immediately vest and shall be settled in cash, based on the Parent Stock Percentage determined by calculating the Final Parent Stock Value based on the closing prices of the Parent common stock on all trading days during the 30 day period ended on the date on which the Change in Control occurs. Payment of the amount so determined will be paid within 60 days following the date on which the Change in Control occurs.
4.Termination of Employment.
(a)Death, Disability or Normal Retirement. If your employment is terminated by death, disability (as determined in accordance with generally applicable Company policies) or by retirement on or after normal retirement age under the terms of the qualified Protective Life Corporation Pension Plan (the “Pension Plan”), your Parent-Based Award will vest in full.
(b)Early Retirement. Unless the Committee determines to provide for treatment that is more favorable to you on such terms and conditions as the Committee may determine, if your employment with the Company and its Subsidiaries terminates due to retirement on or after early retirement eligibility but before normal retirement age under the terms of the Pension Plan, a pro-rated portion of your Parent-Based Award that will immediately vest based on a fraction, the numerator of which is the number of complete and partial calendar months between January 1, 2017 and your retirement date, and the denominator of which is 36. Any portion of your Parent-Based Award that does not vest upon your early retirement pursuant to the preceding sentence will be forfeited.
(c)Special Termination. If your employment is terminated by reason of (1) the divestiture of a business segment or a significant portion of the assets of the Company, or (2) a significant reduction by the Company in its salaried work force, the determination of whether, to what extent, and on what conditions any payment shall be made with respect to any unvested portion of your Parent-Based Award shall be at the discretion of the Committee. Any portion of your Parent-Based Award that the Committee determines is not eligible for payment under this Section 4(c) shall be forfeited as of the date your employment terminates.
(d)Other Termination. Unless the Committee determines to provide for treatment that is more favorable to you on such terms and conditions as the Committee may determine, if your employment is terminated for any reason not set forth in Sections 4(a), (b) or (c) prior to the applicable vesting dates specified in Section 2(a), the unvested portion of your Parent-Based Award will be forfeited.
(e)Termination for Cause. Unless the Committee determines to provide for treatment that is more favorable to you on such terms and conditions as the Committee may determine, if your employment is terminated for Cause prior to the date your Parent-Based Award is paid pursuant to Section 2(b) (the “Payment Date”), all of the vested and unvested portions of your Parent-Based Award will be forfeited. For purposes of this award, “Cause” shall mean (1) your conviction or plea of nolo contendere to a felony; (2) an act or acts of extreme dishonesty or gross misconduct; or (3) violation of the Company's Code of Business Conduct.
(f)Payment of Vested Parent-Based Award. Any Parent-Based Award that becomes vested under this Section 4 by reason of your termination of employment prior to the date such Parent-Based Award would otherwise have become vested pursuant to Section 2(a) shall nonetheless be payable at the same time and in the same manner as they would have been paid under Section 2(b) if you had remained in the Company's employment through each of the applicable dates specified in Section 2(a).
5.    Federal Income Tax Consequences.
(a)General. The following description of the federal income tax consequences of the Parent-Based Award is based on currently applicable provisions of the Code, and is only a general summary. The summary does not discuss state and local tax laws, which may differ from the federal tax law, or federal estate, gift and employment tax laws. You are urged to consult with your own tax advisor regarding the application of the tax laws to your particular situation.
(b)Grant of Parent-Based Award. This Parent-Based Award grant will not subject you to federal income tax.
(c)Payment of Parent-Based Award. You will recognize ordinary income for federal income tax purposes on the Payment Date, unless you have made an effective election under the Company's Deferred Compensation Plan for Officers (“Deferred Compensation Plan”), as discussed in Section 5(d). The amount of income recognized will be equal to the aggregate amount of cash paid.
(d)Deferred Compensation Plan. You may elect to defer payment in respect of your vested Parent-Based Award, and the recognition of taxable income with respect to such payment, by making deferral elections under the Deferred Compensation Plan. If you make effective deferral elections, you will recognize ordinary income when the amount derived from the deferred portion of your Parent-Based Award payment is paid from the Deferred Compensation Plan, in an amount equal to the amount of cash paid.
You will be provided with more information about this deferral opportunity and the Deferred Compensation Plan.
(e)ERISA. This Parent-Based Award is not qualified under Section 401(a) of the Code and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended.
6.    Tax Withholding. The Company will withhold from your Parent-Based Award payment (or your payment from the Deferred Compensation Plan, if you have made deferral elections under that plan in respect to your Parent-Based Award) an amount in cash sufficient to satisfy any applicable federal, state and/or local tax withholding obligations.

7.Non-transferability of Parent-Based Award. Your Parent-Based Award may not be assigned, pledged, or otherwise transferred, except upon your death by the laws of intestacy or descent and distribution.
8.Beneficiary Designations. You may name a beneficiary or beneficiaries (who must be members of your family and who may be named contingently or successively) with respect to your rights under your Parent-Based Award (including the right to receive any payment in respect of your Parent-Based Award after your death) by submitting a written beneficiary designation in a form acceptable to the Company. Any such designation will be effective only when filed with the Company's Chief Financial Officer and Controller (or such other person as the Company may designate) before your date of death, and will (unless specifically set forth therein) revoke all prior designations. If there is no beneficiary designation in effect on the date of your death, your beneficiary will be your surviving spouse or, if you have no surviving spouse, your estate.
9.Administration of the Award. Parent-Based Awards subject to these Provisions shall be administered by the Committee, which shall have the authority to select the Participants, to recommend to the Board for approval the awards to be made to each Participant, and to determine the conditions subject to which awards will become payable under these Provisions. Notwithstanding anything else contained herein to the contrary, the Committee may delegate any and all of its duties and responsibilities in respect of all Participants other than the Chief Executive Officer and all members of the Company's Performance and Accountability Committee to a committee of officers comprised of the Chairman and Chief Executive Officer; the President and Chief Operating Officer; the Executive Vice President, Chief Legal Officer and Secretary; the Executive Vice President and General Counsel; the Executive Vice President, Finance and Risk; and the Executive Vice President and Chief Administrative Officer. In the event that, at any time any of the aforementioned offices shall be vacant (or the title associated with such position shall be changed), the person performing the duties of such position shall serve on such officer's committee.
The Committee shall have full power to administer and interpret, and to adopt such rules and regulations consistent with the terms of, these Provisions as the Committee deems necessary or advisable in order to carry out such provisions. Except as otherwise provided herein, the Committee's interpretation and construction of these Provisions and its determination of any conditions applicable to Parent-Based Awards or the granting of Parent-Based Awards to specific Participants shall be conclusive and binding.
The Committee may employ such legal counsel, consultants and agents (including counsel or agents who are employees of the Company or a Subsidiary) as it may deem desirable for the administration of these Provisions and may rely upon any opinion received from any such counsel, consultant or agent and any computation received from any such consultant or agent. All expenses incurred in the administration of these Provisions, including, without limitation, for the engagement of any counsel, consultant or agent, shall be paid by the Company. No member or former member of the Board or the Committee shall be liable for any act, omission, interpretation, construction or determination made in connection with any Parent-Based Awards under these Provisions other than as a result of such individual's willful misconduct.
10.Amendment. By action of the Board or the Committee, the Company may from time to time amend, terminate or discontinue these Provisions at any time, but no amendment, termination or discontinuance of these Provisions will unfavorably affect any Parent-Based Award previously granted.
11.Effect on Employment and Other Benefits. Receipt of a Parent-Based Award under these Provisions does not give any Participant any right to receive awards in the future or to continue in the employ of the Company and its subsidiaries, and Parent-Based Award recipients are subject to discipline and discharge in the same manner as any other employee. Subject to the terms of the applicable plans, income recognized as a result of any payment in respect of Parent-Based Awards will not be included in the formula for calculating benefits under the Company's Pension Plan, 401(k), and disability plans.
12.Cooperation in Litigation. By accepting a Parent-Based Award subject to these Provisions, you agree that after your employment terminates (regardless of the reason), you will cooperate fully with the Company in connection with any current or future claims, lawsuits, arbitrations, proceedings, examinations, inquiries or investigations involving the Company that relate to your service with the Company. This includes being available on reasonable notice for interviews and other communications with the

Company's counsel in connection with any such matter and appearing at the Company's request (and without a subpoena) to be deposed or to give testimony.
13.Non-Solicitation Agreement. By accepting a Parent-Based Award subject to these Provisions, you agree that for one year beginning on the date your employment terminates (regardless of the reason), you will not (directly or indirectly) hire, solicit for hire, or assist others in hiring or soliciting for hire, any employee of the Company or its subsidiaries (“Company Employees”). This provision shall not apply if you worked in, or were a resident of, the state of California when your employment terminated. This provision shall not prohibit you or a future employer of yours from hiring, soliciting for hire, or assisting others in hiring or soliciting for hire, any Company Employee who (1) responds to a general solicitation or advertisement that is not specifically directed to Company Employees, (2) is referred to you or your future employer by a search firm, employment agency or similar organization, or (3) directly or indirectly contacts you or your future employer on their own initiative and without having been solicited.
14.Trade Secrets; Solicitation of Customers. By accepting a Parent-Based Award subject to these Provisions, you agree to permanently maintain the confidentiality of the Company's “Trade Secrets.” Trade Secrets shall include any trade secrets as defined by law, and shall specifically include information regarding customers and agents or prospective customers and agents; marketing and sales techniques, materials and information; records, documents and data; business practices, policies, procedures and strategies; product and pricing information; compensation arrangements; financial information; attorney-client communications; and any other confidential or proprietary information relating to the Company that is not available to the public. (Information is not a Trade Secret, however, if it is available in the public domain, has been obtained from a source other than the Company, or has been lawfully obtained through means other than your employment relationship with the Company.) In addition, by accepting a Parent-Based Award subject to these Provisions you agree that for one year beginning on the date your employment terminates (regardless of the reason), you will not – whether on your own behalf or on behalf of or in conjunction with any person or entity – use the Company's Trade Secrets to solicit any business of the type conducted by the Company as of your termination date from any person or entity that was either (1) a customer or agent of the Company as of that date or (2) a prospective customer or agent contacted, called upon, or serviced by the Company during the twelve months before your termination date, or induce, promote, facilitate, or otherwise contribute to the solicitation of such customers or agents or prospective customers or agents through the use of Trade Secrets.
15.Recovery of Damages by the Company. You agree that if you were to violate any of Sections 12, 13, and 14, the amount of damages suffered by the Company would be difficult to determine. Therefore, you agree that the Company will be entitled to recover liquidated damages from you equal to the amount of income that you realize under this Award (including all legally required withholdings) (or, if less, the portion thereof determined by the Committee) if the Committee reasonably determines in good faith that you violated any of Sections 12, 13, or 14. All determinations under this Section shall be made by the Committee, acting reasonably and in good faith, and its determinations shall be final, binding and conclusive on you, the Company, and any other person or entity affected thereby. This liquidated damages provision does not relinquish any equitable remedies and other claims for damages that the Company may have.
15.Acceptance of Award. No action is required if you wish to accept your Parent-Based Award. If you wish to decline your Parent-Based Award, you must provide the Company with notice of your decision on or before March 31, 2017, by writing or emailing such notice to Rachelle Peeler, Protective Life Corporation, P.O. Box 2606, Birmingham, Alabama 35202, or Rachelle.Peeler@Protective.com.
Questions regarding a Parent-Based Award subject to these Provisions and requests for additional information about these Provisions or the Committee should be directed to Rachel Goodson, Protective Life Corporation, P.O. Box 2606, Birmingham, Alabama 35202 (telephone (205) 268-5724, e-mail Rachel.Goodson@Protective.com). These Provisions and your Award Letter contain the formal terms and conditions of your Award, and you should retain them for future reference.